Mr. Douglas Geib
Chief Financial Officer
FirstCom Corporation
2600 Douglass Road
Coral Gables, Florida 33134



November 17, 1998


Dear Mr. Geib:

We have read Item 4 of FirstCom Corporation's Form 8-k dated November 13, 1998 and are in agreement with (a) the first four sentences of the first paragraph of Item 4 and (b) the first three sentences of the second paragraph of Item
4. However, we make no comment whatsoever with respect to (a) the last three sentences of the first paragraph of Item 4 and (b) the last sentence of the second paragraph of Item 4.


Sincerely,

/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP